Exhibit 99.1
City Agrees to Refund $4.79 Million Electricity Service Overpayment
As Part of Settling Coffeyville Resources Nitrogen Fertilizers Lawsuit
COFFEYVILLE, Kan. (Aug. 24, 2010) – Coffeyville Resources Nitrogen Fertilizers said Tuesday that the City of Coffeyville has agreed to refund $4.79 million in overpayments as part of a settlement of the company’s lawsuit over its electric power service agreement.
The company filed its lawsuit in November 2008 after the city billed the company for electricity far in excess of what was due under an existing contract.
The city-owned electric utility will refund the $4.79 million immediately. In addition, Coffeyville Resources Nitrogen Fertilizers in the future will pay only for its actual transmission costs, rather than subsidizing transmission to the entire city as it had done for the first 10 years of the contract.
Coffeyville Resources Nitrogen Fertilizers will continue to pay the city a margin of $0.003 for all kilowatt hours it uses in addition to actual energy costs, as called for in the original contract. However, the company agreed to forego a previous exemption of the margin charge for amounts of electricity taken between 400 million and 500 million kilowatt hours per year.
Also, the City will meet the company’s future power requirements whatever they may be, rather than setting aside a specific reserve as provided for by terms in the original contract.
“To continue its leadership role in the nation’s fertilizers marketplace, Coffeyville Resources needs a dependable and reliable supply of electricity at a predictable cost,” said Jack Lipinski, chief executive officer of CVR Energy, the parent company of Coffeyville Resources Nitrogen Fertilizers. “That is what this agreement provides.”

In addition, the City agreed to an option that would let Coffeyville Resources Nitrogen Fertilizers extend the agreement (which would otherwise end on July 1, 2019) by five additional years in exchange for a slight increase in the applicable margin charge.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving Kansas, northern Oklahoma, western Missouri and southwestern Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
For further information, please contact:
Media Relations:
Steve Eames
CVR Energy, Inc.
281-207-3550
MediaRelations@CVREnergy.com
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